Exhibit 99.2

CONDENSED CONSOLIDATED BALANCE SHEET (UNAUDITED)
(amounts in thousands)
August 31, 2015
Assets

Current assets

Cash and cash equivalents	$635,285
Trade accounts receivable, net	299,324
Inventories, net	211,924
Short-term investments	350,265
Prepaid expenses and other current assets	154,489

Total current assets	1,651,287

Property, plant and equipment, net	7,860,157
Goodwill, net	43,906
Other acquired intangibles, net	67,072
Long-term investments	78,114
Long-term restricted cash	110,160
Other non-current assets	125,125

Total assets	$9,935,821

Liabilities and Stockholders' Equity

Liabilities not subject to compromise
Current liabilities

Current portion of long-term debt	$1,124,518
Trade accounts payable	139,018
Accrued expenses and other current liabilities	441,474

Total current liabilities	1,705,010

Long-term debt	32,891
Asset retirement obligations	572,745
Deferred income taxes	740,715
Other non-current liabilities	354,669

Total liabilities not subject to compromise	3,406,030
Liabilities subject to compromise	4,753,453
Total liabilities	8,159,483

Stockholders' Equity

Preferred stock - par value $0.01	—
Common stock - par value $0.01	2,351
Additional paid-in capital	8,214,650
Accumulated other comprehensive loss	(244,224)
Treasury stock, at cost	(273,620)
Accumulated deficit	(5,922,819)

Total stockholders' equity	1,776,338

Total liabilities and stockholders' equity	$9,935,821

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
OPERATIONS (UNAUDITED) FOR THE MONTH AND EIGHT MONTHS ENDED AUGUST 31, 2015
(amounts in thousands)
	MTD	YTD
Revenues
Coal revenues	$264,636	$1,863,536
Freight and handling revenues	36,606	235,156
Other revenues	4,100	34,666
Total revenues	305,342	2,133,358

Costs and expenses
Cost of coal sales (exclusive of items shown separately below)	258,294	1,941,462
Freight and handling costs	36,606	235,156
Other expenses	(9,085)	4,574
Depreciation, depletion and amortization	49,366	433,678
Amortization of acquired intangibles, net	2,704	24,639
Selling, general and administrative expenses (exclusive of depreciation, depletion and amortization shown separately above)	4,419	76,647
Asset impairment and restructuring	(854)	521,712
Total costs and expenses	341,450	3,237,868

Loss from operations	(36,108)	(1,104,510)

Other income (expense)
Interest expense	(9,128)	(184,391)
Interest income	174	1,648
Gain on early extinguishment of debt	—	364,153
Miscellaneous income, net	9	115,888
Total other income, net	(8,945)	297,298

Loss before reorganization items and income taxes	(45,053)	(807,212)

Reorganization items, net	605,470	605,470

Loss before income taxes	(650,523)	(1,412,682)

Income tax benefit	14,126	151,623

Net loss	$(636,397)	$(1,261,059)

SUMMARIZED AND CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
FOR THE MONTH AND EIGHT MONTHS ENDED AUGUST 31, 2015
(amounts in thousands)
	MTD	YTD

Net cash provided by (used in) operating activities	$117,477	$(220,850)

Investing activities:
Capital expenditures	(2,453)	(102,767)
Purchases of investments	(25,957)	(450,787)
Sales of investments	56,871	551,205
Deposit of restricted cash	(110,160)	(110,160)
Purchase of joint venture interest	—	(126,016)
Proceeds from sale of property, plant and equipment	217	8,302
Net cash used in investing activities	(81,482)	(230,223)

Financing activities:
Proceeds from borrowings on long-term debt	95,000	753,646
Principal repayments of long-term debt	—	(379,509)
Principal repayments of capital lease obligations	(96)	(14,169)
Debt issuance and modification costs	(3,944)	(13,501)
Other, net	(56)	(1,295)
Net cash provided by financing activities	90,904	345,172

Net increase (decrease) in cash and cash equivalents	126,899	(105,901)
Cash and cash equivalents at beginning of period	508,386	741,186
Cash and cash equivalents at end of period	$635,285	$635,285